                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                        NORTH FORK BANCORPORATION, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title to each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.

     (4)  Proposed maximum aggregate value of transaction:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                      (LOGO)      NORTH FORK
                              BANCORPORATION, INC.

                                                                  March 22, 1995

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of North Fork Bancorporation, Inc., to be held at the Radisson Hotel Islandia, 3635 Express Drive North, Hauppauge, New York at 10 a.m. on Tuesday, April 25, 1995.

The only matter scheduled to be acted upon at the meeting is the election of four directors to Class 2 of the Board of Directors.

The Board of Directors believes that the election of the nominees listed in the attached proxy statement is in the best interest of the Company and its stockholders and unanimously recommends a vote "FOR" the nominees.

Whether or not you plan to attend in person, it is important that your shares are represented at the meeting. Accordingly, you are requested to promptly sign, date and mail the enclosed proxy in the postage prepaid envelope provided. Please be sure to mark the appropriate box if you do plan to attend.

Thank you for your consideration and continued support.

Sincerely,

/S/ JOHN ADAM KANAS

John Adam Kanas
Chairman of the Board and President

            9025 ROUTE 25, MATTITUCK, NEW YORK 11952 (516) 298-5000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 25, 1995

To the Stockholders of
North Fork Bancorporation, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of North Fork Bancorporation, Inc., a Delaware corporation (the "Company"), will be held at the Radisson Hotel Islandia, 3635 Express Drive North, Hauppauge, New York 11788, on Tuesday, April 25, 1995, at 10 a.m. for the purpose of considering and voting upon the following matters:

          1. The election of four directors to Class 2 of the Company's Board of Directors, each to hold office for a term of three years, and until their successors have been duly elected and qualified; and

          2. Any other business which may properly be brought before the meeting or any adjournment thereof.

     In accordance with Delaware law and the Bylaws of the Company, a list of the holders of Company Common Stock entitled to vote at the 1995 annual meeting will be available for examination by any stockholder for any purpose germane to the meeting at the branch of North Fork Bank located at 1455 Veteran's Memorial Highway, Hauppauge, New York, for ten days prior to the meeting, between the hours of 9:00 a.m. and 3:00 p.m., and at the annual meeting during the entire time thereof.

                                          By Order of the Board of Directors


                                          /S/ ANTHONY J. ABATE
                                          --------------------------------------
                                          ANTHONY J. ABATE
                                          Vice President and Secretary

March 22, 1995

YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR IF YOU DO ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AT THAT TIME, IF YOU WISH.

                        NORTH FORK BANCORPORATION, INC.
                                 9025 ROUTE 25
                           MATTITUCK, NEW YORK 11952

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 25, 1995

     This proxy statement is being furnished in connection with the solicitation by the Board of Directors of North Fork Bancorporation, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders (the "Meeting") to be held at 10 a.m. on Tuesday, April 25, 1995, at the Radisson Hotel Islandia, 3635 Express Drive North, Hauppauge, New York 11788, and at any adjournment thereof. This proxy statement and the enclosed form of proxy are first being sent to stockholders on or about March 22, 1995.

                                    PROXIES

     Any stockholder executing a proxy which is solicited hereby has the power to revoke it prior to exercise of the authority conferred thereby. Revocation may be made effective by attending the Meeting and voting the shares of stock in person, or by delivering to the Secretary of the Company at the principal office of the Company prior to the Meeting a written notice of revocation or a later-dated, properly-executed proxy.

     Proxies will be solicited by mail. They also may be solicited by directors, officers and other employees of the Company or its subsidiary bank, North Fork Bank, personally or by telephone or telegraph, but such persons will receive no additional compensation for their services. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send this proxy statement and form of proxy to their principals, and the Company will reimburse such persons for out-of-pocket expenses incurred in forwarding the materials. The Company also has retained D.F. King & Co., Inc. to aid in the solicitation of proxies, at an estimated cost of $5,500, plus reimbursement of reasonable out-of-pocket expenses. All expenses of solicitation will be paid by the Company.

                         RECORD DATE AND VOTING RIGHTS

     The Board of Directors has fixed the close of business on March 1, 1995, as the record date for determining stockholders who are entitled to notice of, and to vote at, the Meeting. At the close of business on that date, there were outstanding and entitled to vote 23,857,309 shares of common stock, par value $2.50 per share, of the Company (the "Common Stock"), which is the only class of stock of the Company outstanding. Only holders of record of Common Stock at the close of business on the record date are entitled to notice of and to vote at the Meeting. Each stockholder of record on that date is entitled to one vote for each share held with respect to each matter submitted to a vote at the Meeting.

     The required vote for the election of directors is the affirmative vote of a plurality of the shares present in person or represented by proxy at the Meeting and entitled to vote on the election of directors. The required vote for any other matter that may be submitted to the stockholders is the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote on the matter submitted. A majority of the outstanding shares present or represented by proxy will constitute a quorum at the Meeting.

     Consistent with applicable state law and the Company's Certificate of Incorporation and Bylaws, the Company will treat all shares represented by proxy or in person at the Meeting for purposes of determining a quorum. Shares represented by proxies or voted in person on ballots marked "ABSTAIN" on any proposal will be treated as shares present or represented at the Meeting for purposes of such proposal. Shares held in "street name" by brokers but not voted by such brokers, for any reason, on a particular matter (so-called "broker non-votes") will not be deemed present or represented at the Meeting for purposes of such matter, even if such shares have been properly voted by such broker, in person or by proxy, on one or more other matters brought before the Meeting. In the election of directors, which requires the affirmative vote of a plurality of the shares present or represented at the Meeting and entitled to vote, neither broker non-votes nor shares voted "WITHHOLD" will have the effect of a vote "AGAINST" such a proposal.

     Votes will be counted and vote totals announced at the Meeting by the inspectors of election.

                          CERTAIN BENEFICIAL OWNERSHIP

     As of December 31, 1994, there was no person known by the Board of Directors of the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.

ITEM 1. ELECTION OF DIRECTORS AND INFORMATION WITH RESPECT TO DIRECTORS AND OFFICERS

     The only item to be acted upon at the Meeting is the election of four directors to Class 2 of the Board of Directors, each to hold office for three years (through the 1998 annual meeting) and until his successor shall have been duly elected and qualified. Presently, the Board of Directors of the Company consists of ten members divided into three classes.

     All proxies timely received by the Secretary in response to this solicitation that are in proper form and that have not been revoked will be voted "FOR" the four nominees to Class 2 listed below (unless any nominee is unable or unwilling to serve for any reason), subject to any specific voting instructions received with any proxy, including a direction to "WITHHOLD" authority to vote for any or all of the nominees.

     Each of the nominees listed below has consented to being named in this proxy statement and to serve if elected, and the Board has no reason to believe that any nominee will decline or be unable to serve, if elected. In the event any nominee is unable or unwilling to serve for any reason, it is intended that the holders of the proxies may vote for the election of such other person or persons as may be designated by the Board of Directors.

     The following information is provided with respect to each nominee for director and each present director whose term of office extends beyond the date of the Meeting.

            NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE

                                                                                    SHARES OF
                                                                                  COMMON STOCK
                                                                                  BENEFICIALLY
                                                                  SERVED           OWNED AS OF
                                                                   AS A       DECEMBER 31, 1994(C)
              NAME, AGE, PRINCIPAL OCCUPATION AND                DIRECTOR   -------------------------
            OTHER POSITIONS WITH THE COMPANY(A)(B)                SINCE     NO. OF SHARES     PERCENT
- ---------------------------------------------------------------  --------   -------------     -------

NOMINEES FOR DIRECTOR:

                  CLASS 2 (terms to expire in 1998):
James F. Reeve, 54.............................................    1988         49,840(1)       *
  President, Harold R. Reeve & Sons, Inc. (general
     construction)
George H. Rowsom, 59...........................................    1981          7,537(2)       *
  President, S.T. Preston & Son, Inc. (retail marine supplies store)
Raymond W. Terry, Jr., 64......................................    1988         36,000(3)       *
  Former Chairman of the Board of Southold Savings Bank
     (1990-1992); President of Southold Savings Bank
     (1980-1989)
Dr. Kurt R. Schmeller, 57......................................    1994         32,731(5)       *
  President, Queens Borough Community College, CUNY(4)

DIRECTORS CONTINUING IN OFFICE:

                  CLASS 3 (terms expiring in 1996):
John Bohlsen, 52...............................................    1986        109,908(6)       *
  President, The Helm Development Corp. (real estate); Vice
     Chairman of the Company (since 1992); Vice Chairman of
     North Fork Bank (since 1989)
Malcolm J. Delaney, 68.........................................    1991         68,696(7)       *
  Former Vice Chairman of the Board of Southold Savings Bank
     (1991-1992); President and Chief Executive Officer of
     Eastchester Financial Corporation (1986-1991)
James H. Rich, Jr., 67.........................................    1988         10,493(8)       *
  President, Southold Lumber Co., Inc. (building supplies)

                  CLASS 1 (terms expiring in 1997):
Allan C. Dickerson, 62.........................................    1988         14,399(9)       *
  Former President, Roy H. Reeve Agency, Inc. (general
     insurance company) (1975-1994)
Lloyd A. Gerard, 63............................................    1981        105,124(10)      *
  Antique Dealer and Auctioneer
John Adam Kanas, 48............................................    1981        472,611(11)     2.05 %
  President and Chief Executive Officer of the Company;
     Chairman of the Board (since January 1, 1990); Chairman of the Board, President and Chief Executive Officer of North
     Fork Bank

         SHARES BENEFICIALLY OWNED BY OTHER EXECUTIVE OFFICERS AND ALL
                       DIRECTORS AND OFFICERS AS A GROUP

                                                                                 SHARES OF
                                                                               COMMON STOCK
                                                                               BENEFICIALLY
                                                                                OWNED AS OF
                                                                           DECEMBER 31, 1994(C)
                       NAME, AGE, AND POSITIONS                          -------------------------
                           WITH THE COMPANY                              NO. OF SHARES     PERCENT
- -----------------------------------------------------------------------  -------------     -------

Daniel M. Healy, 52....................................................       71,467(12)     *
  Executive Vice President and Chief Financial Officer of the Company
Mindy G. Butler, 42....................................................       26,177(13)     *
  Executive Vice President and Chief Lending Officer of North Fork Bank
All 12 Director Nominees, Continuing Directors and
  Executive Officers as a Group........................................    1,004,983(14)    4.36 %

- ---------------
NOTES:

  *  Less than one percent (1%).

 (a) Except as otherwise noted, each of the nominees for director and continuing directors has held the occupation or position listed for at least the past five years.

 (b) All persons listed as nominees for director or as continuing directors are also directors of North Fork Bank.

 (c) Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission Rules, includes shares as to which a person directly or indirectly has or shares voting power and/or investment power (which includes the power to dispose) and all shares which the person has a right to acquire within 60 days of the reporting date.

 (1) Includes 15,532 shares held by Mr. Reeve's wife.

 (2) Includes 1,000 shares held by Mr. Rowsom in joint tenancy with his wife, 151 shares held by his wife, and 3,000 shares held by the S. T. Preston & Sons, Inc. Profit Sharing Trust, in which Mr. Rowsom shares voting power with two others.

 (3) Includes 30,205 shares held by Mr. Terry in joint tenancy with his wife.

 (4) Dr. Schmeller was a director of Metro Bancshares from 1988 to 1994 and a director of Bayside Federal Savings Bank from 1976 to 1994. When Metro Bancshares merged into the Company on December 1, 1994, he became a director of the Company.

 (5) Includes options to purchase 13,748 shares of the Company's Common Stock, received by Dr. Schmeller in exchange for his options to purchase Metro Bancshares, Inc. stock in connection with the merger of Metro into the Company on December 1, 1994.

 (6) Includes 3,000 shares of restricted stock and options to purchase 28,880 shares previously granted to Mr. Bohlsen under the Company's compensatory stock plans, 9,090 shares held by his wife, and 6,877 shares held by his dependent children.

                        (NOTES CONTINUED ON NEXT PAGE.)

NOTES CONTINUED:

 (7) Includes options to purchase 10,000 shares held by Mr. Delaney, and 38,133 shares held by him in joint tenancy with his wife.

 (8) Includes 6,072 shares held by Mr. Rich in joint tenancy with his wife, and 150 shares held by his wife.

 (9) Includes 7,025 shares held by Mr. Dickerson's wife.

(10) Includes 1,758 shares held by Mr. Gerard in joint tenancy with his daughter, 79,297 shares held by him in joint tenancy with his brother and sister, and 1,000 shares held by his wife.

(11) Includes 63,333 shares of restricted stock and options to purchase 296,800 shares previously granted to Mr. Kanas under the Company's compensatory stock plans, 100 shares held by him in joint tenancy with his wife, 20,941 shares held by his wife, and 4,700 shares held by his dependent children.

(12) Includes 3,000 shares of restricted stock and options to purchase 52,304 shares previously granted to Mr. Healy under the Company's compensatory stock plans, and 3,000 shares held by his wife.

(13) Includes 5,000 shares of restricted stock and options to purchase 20,000 shares previously granted to Ms. Butler under the Company's compensatory stock plans.

(14) Includes 74,333 shares of restricted stock and options to purchase an aggregate of 421,732 shares previously granted to such persons under the Company's compensatory stock plans.

     During 1994, the nominees, continuing directors and executive officers of the Company made timely filings of all securities transaction reports required to be filed by them with the Securities and Exchange Commission under Section 16(a) of the Securities Exchange Act of 1934.

     The Board of Directors met 17 times during 1994. Each of the directors attended at least 75 percent of the total number of meetings of the Board and of all committees of which the director was a member during the period he was a director or served on such committees.

                                BOARD COMMITTEES

     The Board of Directors of the Company has an Audit Committee. The functions performed by the Audit Committee include reviewing the adequacy of internal controls, internal auditing and the results of examinations made by supervisory authorities and the scope and results of audit and nonaudit services rendered by the Company's independent public accountants. The present members of the Audit Committee are directors Delaney, Gerard and Rowsom. The Audit Committee met eight times during 1994.

     The Company's Board of Directors also has a Compensation and Stock Committee (the "Compensation Committee"). The Compensation Committee reviews and makes recommendations on the compensation of senior executives and other officers and administers all of the Company's compensatory stock plans. The Compensation Committee consists of three directors appointed by the Company's Board of Directors, none of whom may be eligible to participate in any of the Company's discretionary stock plans. The present members of the Committee are directors Dickerson, Gerard and Rowsom. Mr. Healy attends meetings of the Compensation Committee in an ex officio capacity, to provide information requested by, or to respond to questions from, Committee members. During 1994 the Committee met eight times. (See "Report of the Compensation Committee" on page 12.)

     The Company's Board of Directors has no nominating committee or committee performing functions similar to those of a nominating committee.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee is now, or has been at any time within the past three years, an officer or employee of the Company or any of its subsidiaries.

                           COMPENSATION OF DIRECTORS

     At the December 20, 1994 board meeting the Board of Directors of the Company approved an increase in the fees paid to directors of the Company from $18,000 to $25,000 per year. This fee is for all duties as a director of the Company, including any service as a member of one or more committees of the Board of Directors of the Company. At the December 20, 1994 meeting of the Board of Directors of North Fork Bank, the Board increased fees for directors of the Bank (who are currently the same individuals as the directors of the Company) from $400 to $500 for each meeting of the Board or any Committee of the Board attended. Chairmen of Bank Board committees will receive an additional $250 per committee meeting attended. Directors Kanas and Bohlsen do not receive any separate fees for attendance at any Company or Bank committee meetings.

     The Company maintains a Directors' Deferred Compensation Plan, under which a director may defer receipt of 50% or 100% of all fees earned by him as director of the Company and the Bank for five or ten years or until retirement or age 70. During the deferral period, amounts deferred earn interest at the highest rate offered by North Fork Bank to its customers on its certificate of deposit individual retirement accounts.

     Certain directors of the Company who were previously directors of Southold Savings Bank prior to the Company's acquisition of Southold in 1988 currently receive, or in the future will be entitled to receive, payments from the Bank under deferred directors' fee agreements entered into by them with Southold prior to the acquisition. These agreements, similar to the Company's optional Deferred Compensation Plan for directors described above, permit Southold directors to defer receipt of some or all of their director's fees in exchange for a right to receive, commencing on some designated future date and continuing for a fixed period thereafter, regular monthly cash payments in a specified amount. The designated payment amounts essentially represent the estimated future value of the deferred fees, with compounding of interest at assumed rates during the intervening years. Company director Rich is currently receiving payments from the Bank under such a deferred fee agreement, and Company directors Dickerson and Reeve are entitled to receive such payments in the future.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation and compensatory awards received in the last three years by the Chief Executive Officer of the Company and each other executive officer whose cash compensation, including salary and bonus, exceeded $100,000 in 1994.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM COMPENSATION
                                                                        --------------------------------
                                        ANNUAL COMPENSATION                    AWARDS          PAYOUTS
                               --------------------------------------   --------------------  ----------
             (A)                (B)     (C)        (D)         (E)         (F)        (G)       (H)          (I)
                                                              OTHER                                          ALL
                                                              ANNUAL     RESTRICTED  OPTIONS/               OTHER
          NAME AND                                            COMPEN-      STOCK     SARS(5)    LTIP       COMPEN-
     PRINCIPAL POSITION        YEAR   SALARY(1)  BONUS(2)   SATION(3)   AWARDS(4)   (SHARES)  PAYOUTS(6)   SATION(7)
- -----------------------------  -----  --------   --------   ---------   ---------   --------  ----------   ---------
John Adam Kanas..............   1994  $425,400   $250,000    $ 8,239    $      0      50,000      $0        $33,066
  Chairman of the Board,        1993   388,254     75,000     43,341     128,750     103,000       0         31,863
  President and Chief           1992   374,862          0          0           0           0       0         20,138
  Executive Officer

John Bohlsen(8)..............   1994   192,031    125,000          0           0      30,000       0          6,750
  Vice Chairman of the          1993   122,485     40,000          0      38,625      46,000       0          5,192
  Board                         1992     --         --         --          --          --       --            --
Daniel M. Healy..............   1994   240,000    100,000      4,002           0      30,000       0          9,353
  Executive Vice President      1993   240,000     50,000      2,095      38,625      51,000       0         11,119
  and Chief Financial Officer   1992   173,654          0          0      34,875      25,000       0          7,697

Mindy G. Butler(9)...........   1994   156,144     50,000          0      71,250      30,000       0              0
  Executive Vice President
    and                         1993     --         --         --          --          --       --            --
  Chief Lending Officer of      1992     --         --         --          --          --       --            --
  North Fork Bank

- ---------------
NOTES:

(1) Includes salary deferred at the election of the named executive officer (such as deferred salary under the Company's 401(k) Plan) and all directors' fees from the Company and the Bank, whether paid or deferred. Salary deferrals under the 401(k) Plan in 1994 were $9,000 for Mr. Kanas, $9,000 for Mr. Bohlsen and $9,000 for Mr. Healy. Total directors' fees for 1994 were $25,400 for Mr. Kanas and $22,800 for Mr. Bohlsen.

(2) Includes bonus amounts deferred at the election of the named executive officer.

(3) Listed amounts represent tax payments made by the Company for the named executive officers on the taxable contributions made by the Company on their behalf under the Company's Supplemental Executive Retirement Plan ("SERP").

                        (NOTES CONTINUED ON NEXT PAGE.)

NOTES CONTINUED:

(4) Represents the dollar value of shares of restricted stock granted to the named executive officer during the year in question, calculated by multiplying the closing market price of the Company's Common Stock on the date of grant by the number of shares awarded. Generally, shares of restricted stock granted under the Company's compensatory stock plans carry from the date of grant the same dividend rights as unrestricted shares of Common Stock. As of December 31, 1994, the total market value of the restricted stock held by executive officers Kanas, Bohlsen, Healy and Butler was $870,829, $41,250, $41,250, and $68,750, respectively, based on a market price for Common Stock on that date of $13.75 per share.

(5) Represents total number of shares subject to options granted to the named executive officers during the year in question. No options granted to the named executive officers have been accompanied by stock appreciation rights ("SARs.")

(6) The Company has no "long-term incentive plans" as defined in the Securities and Exchange Commission Rules.

(7) Includes, among other things, any Company contributions to the 401(k) Plan and the defined contribution plan feature of the SERP on behalf of the named executive officers and specified premiums paid by the Company on certain insurance arrangements covering the executive officer. In 1994, listed amounts include 401(k) Plan contributions by the Company on behalf of executive officers Kanas, Bohlsen and Healy of $6,750 each; contributions by the Company to the defined contribution plan feature of the SERP on behalf of executive officers Kanas and Healy of $6,511 and $2,603, respectively; and the following insurance premiums paid by the Company on behalf of Mr.
    Kanas: $10,641 in premiums paid on a disability policy, $686 in premiums paid on a $100,000 life insurance policy, $4,900 in premiums paid on a $1 million life insurance policy and $3,578 in premiums paid on a $2 million split dollar insurance policy.

(8) Mr. Bohlsen served as a director of the Company in the years preceding 1993 but did not become an executive officer until 1993.

(9) Ms. Butler joined the organization in April 1994.

                                 STOCK OPTIONS

     The following table sets forth information concerning stock options granted in 1994 to the executive officers named in the Summary Compensation Table on page 7.

             OPTIONS/SAR GRANTS IN THE YEAR ENDED DECEMBER 31, 1994

            (A)                  (B)              (C)                (D)              (E)           (F)
                              NUMBER OF
                              SECURITIES       % OF TOTAL
                              UNDERLYING      OPTIONS/SARS                                        GRANT DATE
                             OPTIONS/SARS      GRANTED TO        EXERCISE OR                       PRESENT
                              GRANTED(1)      EMPLOYEES IN       BASE PRICE        EXPIRATION      VALUE(2)
           NAME                (SHARES)       FISCAL YEAR      (DOLLARS/SHARE)        DATE        (DOLLARS)
- ---------------------------  ------------     ------------     ---------------     ----------     ----------
John Adam Kanas............     50,000           23.25%            $ 14.19           12/19/04      $211,850
John Bohlsen...............     30,000           13.95%              14.19           12/19/04       127,110
Daniel M. Healy............     30,000           13.95%              14.19           12/19/04       127,110
Mindy G. Butler............     20,000(3)         9.30%              14.125           4/27/04        85,880
                                10,000            4.65%              14.19           12/19/04        42,370

- ---------------
NOTES:

(1) All options listed were non-qualified stock options, granted under the Company's compensatory stock plans without tandem stock appreciation rights. Except as otherwise noted, all such options were granted on December 19, 1994. All options awarded in 1994 were granted at a per share exercise price equal to the market price of the common stock on the date of grant and all such options became or will become exercisable six months after the date of grant.

(2) Estimated grant date present value determined by using the Black-Scholes option pricing model, a commonly-used method of valuing options on the date of grant. The assumptions utilized in applying the Black-Scholes model were as follows: (a) the useful life of the options was estimated to be five years from the date of grant; (b) the risk-free discount rate applied for purposes of the valuation, consistent with the five-year estimated life of the options, was the five-year Treasury Rate as of the date of grant; (c) the volatility factor utilized was the one-year volatility of the Company's Common Stock, or 28.6 percent (volatility is calculated based on fluctuations of 1994 weekly closing stock prices); (d) the dividend yield on the Common Stock was assumed to be 2.88 percent for purposes of the analysis only; and (e) a discount of 5 percent per year was utilized reflecting anticipated risk of forfeiture prior to exercise.

(3) Granted to executive officer Butler on April 27, 1994, incident to her initial employment by the Company.

     The following table sets forth information concerning all stock options that were either exercised in 1994 or held at year-end 1994 by the named executive officers in the Summary Compensation Table on page 7.

      AGGREGATED OPTION/SAR EXERCISES IN THE YEAR ENDED DECEMBER 31, 1994,
                         AND YEAR-END OPTION/SAR VALUES

               (A)                       (B)                (C)                (D)                 (E)
                                                                            NUMBER OF      VALUE OF UNEXERCISED
                                                                           UNEXERCISED         IN-THE-MONEY
                                                                         OPTIONS/SARS AT     OPTIONS/SARS AT
                                                                          DECEMBER 31,         DECEMBER 31,
                                                                              1994               1994(2)
                                   SHARES ACQUIRED                        (EXERCISABLE/       (EXERCISABLE/
                                     ON EXERCISE     VALUE REALIZED(1)   UNEXERCISABLE)       UNEXERCISABLE)
     NAME                             (SHARES)           (DOLLARS)          (SHARES)            (DOLLARS)
- ---------------------------------- ---------------   -----------------   ---------------   --------------------
John Adam Kanas...................      9,600             $80,400           E- 296,800          E- $347,024
                                                                            U-  90,500          U-        0
John Bohlsen......................          0                   0           E-  28,880          E-   40,110
                                                                            U-  47,120          U-        0
Daniel M. Healy...................          0                   0           E-  52,304          E-  291,986
                                                                            U-  53,696          U-        0
Mindy G. Butler...................          0                   0           E-  20,000          E-        0
                                                                            U-  10,000          U-        0

- ---------------

NOTES:

(1) Calculated by subtracting the exercise price of the options from the market value of the shares received as of the date of exercise.

(2) Calculated by subtracting the exercise price of options from the market value of underlying shares as of the fiscal year-end, based on a closing market price of the Common Stock on December 31, 1994, of $13.75 per share.

                       AGREEMENTS WITH EXECUTIVE OFFICERS

     At the end of 1994, the Board of Directors of the Company approved change-in-control agreements for the top three executive officers of the Company -- President, Chief Executive Officer and Chairman John Adam Kanas, Vice Chairman John Bohlsen and Chief Financial Officer Daniel M. Healy. The agreements, each dated December 20, 1994, are substantially identical in form. Under each agreement the executive is entitled to receive from the Company a lump sum payment equal to 299% of his base salary if, within 24 months after a change in control of the Company (as defined in the agreement), his employment is terminated by the Company (other than for cause) or by the executive voluntarily. Each agreement is a rolling three-year agreement and will continue in effect until retirement or until two years after a decision by the Board not to renew the agreement. The agreements provide, in effect, that if any payments thereunder would be treated as excess parachute payments under Section 280G of the Internal Revenue Code, the aggregate amount of those payments is to be reduced to the extent necessary to avoid that treatment, except that any payment to the executive under the Company's Performance Plan or any acceleration of the vesting of his stock-based awards will not trigger such a reduction. Also at the end of 1994, the Board adopted the Performance Plan, under which executives and other officers and employees may receive cash payments following a change in control of the Company, if certain financial performance targets are met. (See "Report of the Compensation Committee -- Special Change-in-Control Arrangements" on page 15.)

     The Company traditionally has not entered into employment agreements with executives. In the Spring of 1994, however, the Board made a limited exception in order to secure the services of Mindy Butler as Executive Vice President and Chief Lending Officer of North Fork Bank. The Board approved a five-year employment agreement between Ms. Butler and the Company, dated March 31, 1994. Under the agreement, if Ms. Butler is involuntarily terminated without cause or if there is a change in control of the Bank within the first year of her employment, she will be entitled to receive a lump sum severance payment equal to the balance of her first year's salary plus two additional years' salary. If, during years two through five of Ms. Butler's employment, she is involuntarily terminated without cause or there is a change in control of the Bank, she will be entitled to receive a lump sum severance payment equal to the balance of her current year's salary plus one additional year's salary. Also under the agreement, Ms. Butler was entitled to receive the salary, bonus and stock awards, as detailed in the Summary Compensation Table.

                               PERFORMANCE GRAPH

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference future filings, including this Proxy Statement, in whole or in part, the following Performance Graph and Compensation Committee Report shall not be incorporated by reference into any such filings.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS
            AMONG NORTH FORK BANCORPORATION, S&P 500 AND KBW EASTERN

      MEASUREMENT PERIOD                          S&P 500 IN-     KBW EASTERN
    (FISCAL YEAR COVERED)             NFB             DEX        REGION INDEX
1989                                    100.00          100.00          100.00
1990                                     38.27           96.86           61.63
1991                                     32.91          126.20          108.38
1992                                     56.22          135.73          149.66
1993                                     89.08          149.32          156.08
1994                                     96.85          151.30          138.56

     The KBW Eastern Region Index is a market-capitalization-weighted stock index combining stock price information from 12 of the larger bank holding companies in the eastern United States.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Company's Board of Directors (the "Committee") is responsible for conducting periodic reviews of executive compensation and for taking certain actions regarding the compensation of senior executives, including the Chief Executive Officer. The Committee consists of not less than three directors, none of whom may be an officer or employee of the Company or any of its subsidiaries. The names of current Committee members are listed at the end of this report. The Committee makes recommendations to the full Board of Directors concerning salary levels for senior executives and officers generally and other compensatory distributions and arrangements for these individuals, including cash bonuses if and as appropriate. In addition, all grants of awards to senior officers and other key employees under the Company's stock-based compensation plans are made at the sole discretion of the Committee.

     The Compensation Committee is submitting this report summarizing its involvement in the compensation decisions and policies adopted by the Company for executive officers generally and for Chairman, President and Chief Executive Officer John Adam Kanas, specifically.

GENERAL POLICY

     The Company's executive compensation policy is to provide an incentive for executives to achieve corporate and individual goals and to reward executives when these goals are accomplished. Compensation levels for executives are established utilizing financial performance measurements and executive compensation practices followed in the banking industry. Furthermore, qualitative factors such as commitment, leadership, teamwork and community involvement are included in compensation deliberations. Before making its recommendations and decisions, the Committee elicits the suggestions and advice of the CEO and other executive officers regarding appropriate or desired levels of compensation for them and management personnel generally. The Committee has complete access to all necessary Company financial reports, personnel records and other data and may seek the advice of experts and compensation consultants if appropriate. Members of the Compensation Committee also have periodic contact with management through their involvement in other Board committees, giving them a direct basis upon which to evaluate the personal capabilities and effort of management.

     The ultimate purpose of the Company's compensation structure is to attract and retain executives of the highest caliber and to motivate these executives to put forth maximum effort toward the achievement of specified corporate goals identified through the strategic planning process of the Board and management. Central to the concept and design of the executive compensation strategy is the paramount importance of long-term stockholder interests and the need to align management incentives with those interests.

COMPONENTS OF COMPENSATION

     In its regular evaluations of executive compensation, the Compensation Committee focuses upon the following fundamental components: salary, annual incentive compensation and long-term incentive compensation.

     The Committee conducts an annual review of salary levels for executives and other officers on a Company-wide basis and has the discretion to make or modify these levels. Salary levels are reflective of an individual's responsibilities and experience and competitive marketplace conditions. The Committee concurs in the Company's traditional policy of not extending long-term employment agreements to executive officers except in extraordinary circumstances.

     The annual incentive component of executive compensation has historically been provided, if and as appropriate, through the Company's Annual Bonus Program. Following profitable years, the Annual Bonus Program has been used to provide year-end cash distributions to Company executives and other key employees out of a designated bonus pool, with the overall size of the pool to be determined by the level of the Company's financial success, based on a set formula, and with the amount of individual distributions to vary depending upon an assessment of the individual's performance and, in selected cases, operational department achieve-ments. Decisions on the Annual Bonus Program typically are made on or about the end of each calendar year, with input from management, recommendations by the Committee and final approval from the Board.

     The third component of the Company's executive compensation strategy is the long-term incentive compensation program, under which executives may be granted stock options and other stock-based awards offering them the possibility of future value, depending on the executives' continued employment by the Company and the long-term price appreciation of the Company's Common Stock. It has been the Committee's view that a substantial portion of the total compensation of senior executives over a period of years should consist of such long-term incentive awards. The Committee has tailored its compensation program for executives accordingly; in recent years, from twenty-five to thirty-five percent of overall compensation for senior officers has consisted of stock-based awards, based on their estimated grant date value. Currently, the primary vehicle for the granting of stock-based incentive awards is the Key Employee Stock Plan. Under the Plan, awards for up to 700,000 shares of Common Stock may be granted to executives and other key employees in the form of incentive stock options, nonqualified stock options or restricted stock (with total restricted stock grants limited to 200,000 shares). To date, approximately one-third of these shares have been the subject of Committee grants to executives made in 1994 and at year-end 1993. Under a new provision of the Internal Revenue Code, Section 162(m), public companies are denied a tax deduction for any compensation exceeding $1 million paid to certain top executives, subject to certain exemptions. The Key Employee Stock Plan was designed so that options granted under the Plan qualify for an exemption from this new statute and the related amounts of compensation remain tax deductible to the Company.

COMPENSATION COMMITTEE REVIEW OF EXECUTIVE COMPENSATION

     The Compensation Committee, in making its recommendations and determinations at year-end 1994 regarding executive compensation, was influenced by numerous positive considerations. The principal factor underlying the Committee's decisions was the substantial increase in the Company's core earnings in 1994, as the Company returned to the top tier of peer group institutions in financial performance. The Committee believes that the excellent earnings marked the culmination of several years' effort by management to resolve the asset quality problems that adversely affected the Company in the early 1990s. Provisions to the loan loss allowance and operating expenses attributable to other real estate owned declined substantially in 1994 from prior years, positively impacting net income. Also, the fine earnings in 1994 reflected management's continuing and successful efforts to streamline internal operations and reduce core expenses. The Committee also noted, however, that management pushed the Company forward in the past year, expanding the franchise, leveraging a growing capital base with a carefully-designed investment strategy, and yet maintaining healthy net interest rate margins. In addition to improved earnings, other specific goals attained in 1994 include improved asset quality, further progress in reducing the core efficiency ratio to one of the best levels in the industry and growth through acquisition and other activities.

     The Committee believes that, as a result of management's effort, the Company has achieved a solid position from which it may continue to expand and prosper, to the benefit of its stockholders and the communities it serves.

     In view of the foregoing achievements, the Committee determined at year-end that the executive group deserved increases in all aspects of the compensation program -- specifically, reasonable salary increases, significant cash bonuses and an appropriate amount of stock-based incentive compensation. The Committee expects that the package, and especially the incentive awards, will serve to motivate management to achieve continued excellent results in future periods. Accordingly, at year-end 1994 the Committee recommended and the Board approved salary increases for the executive officers for 1995 as well as appropriate cash bonuses for 1994.

     In addition, at year-end 1994 the Committee determined to grant stock-based awards to the senior executives under the Key Employee Stock Plan in the aggregate amount of 120,000 shares, similar in magnitude to the aggregate amount of grants in prior years.

     On an ongoing basis, the Committee in consultation with management also makes determinations on executive compensation as circumstances warrant. In the Spring of 1994, the Committee concurred in the compensation package offered to a newly-hired executive officer (Ms. Butler) and simultaneously granted the officer appropriate incentive-based awards under the Key Employee Stock Plan. In mid-year the Committee recommended and the full Board approved an appropriate salary increase for another senior executive.

SPECIAL CHANGE-IN-CONTROL ARRANGEMENTS

     The Committee is aware that the significant achievement demonstrated by management in 1994 has enhanced the value of the Company. The same high-quality performance that produces above-average earnings and improves shareholder value also makes the organization attractive to others.

     The Committee does not believe that management will act to protect its own positions or interests at shareholder expense. The Committee is not aware of any current proposals to acquire the Company or negotiations regarding any such proposals. Nevertheless, in accordance with the Committee's belief that shareholder interests are paramount and that management should be affirmatively motivated to pursue any strategy or alternative that might achieve maximum shareholder returns, including if appropriate by aggressively exploring possibilities for acquisition transactions at the optimum time and at an optimum price, the Committee approved at year-end 1994 a program calculated to incentivize management and provide limited income assurance in the exclusive context of a change in control of the Company.

     First, the Committee recommended and the Board approved change-in-control agreements for the executive officers named in the Summary Compensation Table. These agreements, which are fairly standard in form and substance, essentially provide that if there is a change in control of the Company and within a designated period thereafter the executive's employment terminates, the executive will receive an amount in cash equal to a multiple of the executive's salary before termination. The agreements are described in more detail elsewhere in this Proxy Statement under "Agreements With Executive Officers."

     In addition, at year-end the Committee recommended and the Board approved a Performance Plan, which offers not only to senior management but to all officers and all salaried employees the possibility of special cash distributions if the Company is acquired in a transaction that produces above average shareholder returns. Under the Plan, if a change in control of the Company occurs and the change in control involves or follows achievement of above-average financial returns for the Company's shareholders, a performance pool will be funded, from which senior executives and other officers and employees of the Company will receive distributions. The availability and size of the performance pool will depend upon the level of financial success achieved by the Company, measured against pre-established, objective performance targets. No performance pool will be funded or distributed for change-in-control transactions not exceeding the industry average for such transactions.

     The specific performance targets and amount or amounts of the performance pool for transactions announced or occurring in any year will be those established at the end of the prior year by the Committee, utilizing objective measures of corporate performance. Once established for a particular year, the performance targets and the size of the performance pool may not later be altered or canceled. In adopting specific performance targets, the Committee is directed to adhere to the general Plan goal that no performance pool amounts should be funded or distributed except upon attainment of above-average financial results by the Company. The maximum size of any performance pool distributable under the Plan upon a change in control is 3 percent of the Company's market capitalization at the time of the change in control including the effect of any premium paid to Company shareholders in the change-in-control transaction. Under the Plan, a change in control is defined to mean a merger, consolidation or other similar transaction in which the Company is acquired by another corporation or the acquisition by one person, entity or related group, in a single transaction or series of transactions, of more than 50 percent of the Company's outstanding common stock. Once a performance pool is distributed, the Plan terminates.

     Distributions of a performance pool will be made in three tranches. Tranche 1 will consist of senior executives, including the Chief Executive Officer and such other senior officers as may be determined on a year-to-year basis by the Committee. Tranche 2 will consist of other officers, as determined by the Committee prior to a pool distribution. Tranche 3 will include all other employees then participating in the Company's retirement plan. Under the Plan, the participants in Tranche 3 will receive not less than 10 percent of any performance pool. The Committee may determine, on an ongoing basis, how the remaining 90 percent of the pool is to be divided between the officers in Tranches 1 and 2. Currently, the Committee has decided that 75 percent of any performance pool payable in 1995 would be distributed to the Tranche 1 executives. The precise percentage allocations within all three tranches would be determined by the Committee immediately prior to a change in control. Under the Plan, the Chief Executive Officer would receive at least 30 percent of Tranche 1.

     If the performance pool is distributable under the Plan upon a change in control because the pre-established performance targets have been satisfied, all of the pool must be distributed. Participating executives, officers or employees of the Company need not resign or retire in order to receive distributions. In addition, the Plan provides a so-called tax gross-up provision for senior executives, under which the Company would pay any taxes payable by the senior executives on pool distributions to them, including any excise taxes on any portions of distributions constituting "excess parachute payments" under the Internal Revenue Code.

     In establishing particular performance targets for 1995, the Committee selected as a benchmark for measuring any change-in-control transaction involving the Company that may be completed or agreed upon in 1995, an index maintained by a designated industry analyst for all bank acquisition transactions announced in the 12 months preceding announcement of the Company's transaction. Specifically, if the Company's transaction, upon announcement, involves a sale price to market price multiple exceeding the median sale price to market price multiple in the index, a performance pool will be funded upon completion of the transaction. The size of the pool would depend upon the extent to which the multiple in the Company's transaction exceeded the median multiple, ranging from a pool of 1.5 percent of market capitalization at closing for transactions barely exceeding the median to 3.0 percent of market capitalization at closing for transactions in the top decile under the index.

     The Committee may elect in future years to alter the performance targets, the definition of the performance pool or the size and constituency of the tranches. There can be no assurances that a change-in-control transaction will be effected within any certain period or at any time.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     In assessing appropriate types and amounts of compensation for the Chief Executive Officer, the Compensation Committee evaluates both corporate and individual performance. Corporate factors included in the evaluation are return on stockholders' equity, return on assets, levels and changes in non-performing assets, the market price of the Common Stock and the Company's performance compared to peer group institutions. Individual factors include the CEO's initiation and implementation of successful business strategies, formation of an effective management team and various personal qualities, including leadership, commitment and professional and community standing.

     After reviewing last year's corporate results, as discussed above, as well as individual contributions, the Committee concluded that CEO John Adam Kanas rendered excellent service in 1994. Mr. Kanas deserves much of the credit for the Company's superior financial performance. Particularly significant was his personal leadership in directing the Company's profitable expansion during a period of industry contraction generally. He personally negotiated and saw through to completion the Company's acquisition of Metro Bancshares, Inc., parent corporation for the $1 billion in assets Bayside Federal Savings and Loan. The transaction was agreed to in mid-summer, completed before the end of November and the successful integration of Bayside into North Fork Bank was well on its way by year-end. Mr. Kanas also deserves credit for continuing implementation of an aggressive cost-cutting strategy across the organization and further streamlining of systems and personnel. For these reasons, the Committee concurred in a $75,000 increase in Mr. Kanas' salary, as well as a $250,000 cash bonus to Mr. Kanas at year-end. The Committee also granted to Mr. Kanas various incentive-based stock awards in 1994 under the Key Employee Stock Plan.

CONCLUSION

     The Compensation Committee believes that the compensation amounts and awards recently established for the Company's senior executives reflect appropriate levels, given Company and individual performance by management during 1994. The Committee will continue to emphasize longer term strategic performance objectives as the Company's recovery proceeds.

Committee members:

  Allan C. Dickerson, Chairman
  Lloyd A. Gerard
  George H. Rowsom

                                RETIREMENT PLANS

     Executive officers of the Company participate in a retirement plan (the "Retirement Plan") which is a defined benefit plan maintained and administered by the Company. The Retirement Plan covers all employees who have attained age 21, completed at least one year of service and worked a minimum of 1,000 hours per year. A participant becomes 100% vested under the Retirement Plan after five years of service.

     Under the Plan's benefit formula, participants accrue an amount through the Plan each year equal to five percent of their annual compensation as defined under the Plan plus a fixed rate of interest based on one-year Treasury Bill rates, credited quarterly. These amounts are subject to limitations under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The benefits subsequently paid under the Retirement Plan to each participant after retirement are payments based on the accrued total amount in the Plan for that participant, projected over an assumed life expectancy.

     Compensation under the Retirement Plan is total salary and bonuses (i.e., columns (c) and (d) in the Summary Compensation Table, excluding any directors'
fees), as well as certain other taxable compensation received by the executives that is listed in column (i) of the Summary Compensation Table, excluding Company contributions under the 401(k) Plan and the defined contribution feature of the SERP.

     In addition to the Retirement Plan, the Company has a Supplemental Executive Retirement Plan (the "SERP"). The SERP restores to specified senior executives upon their retirement from the Company the full level of retirement benefits that they would have been entitled to receive under the formula contained in the Retirement Plan, absent the ERISA provision limiting maximum payouts and maximum compensation under tax-qualified retirement plans. The SERP also provides for participating executives a nonqualified defined contribution plan feature, under which executives may elect to make post-tax contributions, which will be entitled to matching Company contributions, much like 401(k) plan deferrals, but not subject to the Internal Revenue Code's limitation on maximum 401(k) plan contributions. The SERP may be funded through a combination of elective contributions by covered individuals of post-tax dollars and Company contributions to a secular trust. Under the SERP, the Company will also pay on behalf of covered individuals any income taxes payable by them as a result of Company contributions on their behalf. Of the named executive officers in the Summary Compensation Table on page 7, Messrs. Kanas and Healy are covered under the SERP.

     Based upon their current compensation and assuming retirement at normal retirement age (65), executive officers Kanas, Bohlsen, Healy and Butler would receive under the Retirement Plan (and, where applicable, the SERP) annual benefits payments of approximately $182,300, $19,400, $39,400 and $33,660, respectively.

                TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS
                             AND ASSOCIATED PERSONS

     Since January 1, 1994, certain of the directors and executive officers of the Company (and members of their immediate families and corporations, organizations and trusts with which these individuals are associated) have been indebted to the Company's subsidiary bank in amounts of $60,000 or more. All such loans were made in the ordinary course of business, did not involve more than normal risk of collectability or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable loan transactions with unaffiliated persons. No such loan was classified by the subsidiary bank as of December 31, 1994, as a non-accrual, past due, restructured or potential problem loan.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals to be considered for inclusion in the Company's proxy materials for the 1995 Annual Meeting of Stockholders must be received in writing by the Secretary of the Company at the Company's principal executive office no later than November 22, 1995. Such proposals must also meet the other requirements established by the Securities and Exchange Commission for stockholder proposals.

                              INDEPENDENT AUDITORS

     KPMG Peat Marwick, Certified Public Accountants, were the independent auditors of the Company for the year ended December 31, 1994, and have also been selected to serve as auditors for 1995. Representatives of KPMG Peat Marwick are expected to be present at the Meeting with an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from stockholders.

                    OTHER MATTERS TO COME BEFORE THE MEETING

     The Board of Directors of the Company is not aware of any other matters that may come before the Meeting. However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Meeting.

Date: March 22, 1995

                                          By Order of the Board of Directors

                                          /S/ ANTHONY J. ABATE
                                          --------------------------------------
                                          ANTHONY J. ABATE
                                          Vice President and Secretary

 PROXY

                       NORTH FORK BANCORPORATION, INC.
                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                APRIL 25, 1995

The undersigned stockholder(s) of North Fork Bancorporation, Inc., a Delaware corporation (the "Company") hereby appoint(s) Irving L. Price, Jr., and Alma
T. Suter, and each of them, with full power to act alone, the true and lawful attorneys-in-fact and proxies of the undersigned, with full power of substitution, and hereby authorize(s) them and each of them, to represent the undersigned and to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Radisson Hotel Islandia, 3635 Express Drive North, Hauppage, New York at 10:00 a.m. on Tuesday, April 25, 1995, and at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, on the following proposals and any other matters coming before said meeting.

1. Election of Directors of the Board of              (CHANGE OF ADDRESS)
   Directors whose term expires at the
   1998 Annual Meeting of Stockholders               _______________________
                                                     _______________________
   Nominees: James F. Reeve, George H. Rowsom,       _______________________
   Raymond W. Terry, Jr., Dr. Kurt R. Schmeller      _______________________
                                                            (Over)
   (Check one box only for all nominees)

This proxy will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR proposal 1, and in the discretion of the proxies on such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.


 SEE REVERSE SIDE





/X/ Please mark your votes as in this
    example.                                                             0103

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1

 1.     Election of         FOR   / /    WITHHOLD  / /
        Directors
        (see reverse)

 WITHHOLD for the following only. Write name(s) below.

_____________________________________________________


 Please indicate below whether you plan on attending the Meeting.


 I PLAN TO          I DO NOT PLAN TO
 ATTEND              ATTEND

  / /                 / /


 CHANGE OF ADDRESS ON REVERSE SIDE   / /

 Receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement is hereby acknowledged.

 NOTE: Please sign exactly as your name appears on this proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate proxies should be signed by an authorized officer.

________________________________________________

________________________________________________
 SIGNATURE(S)                           DATE